Exhibit (a)(5)(G)

Ultragenyx and Dimension Announce Expiration of Hart-Scott-Rodino Waiting Period for Ultragenyx’s Acquisition of Dimension

NOVATO, Calif., and CAMBRIDGE, Mass., October 26, 2017 – Ultragenyx Pharmaceutical Inc. (NASDAQ: RARE) (“Ultragenyx” or the “Company”), a biopharmaceutical company focused on the development of novel products for rare and ultra-rare diseases, and Dimension Therapeutics, Inc. (NASDAQ: DMTX) (“Dimension”) today announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to Ultragenyx’s proposed acquisition of Dimension expired at 11:59 p.m. on October 25, 2017.

On October 2, 2017, Ultragenyx and Dimension entered into an agreement under which Ultragenyx will acquire all of the outstanding shares of Dimension for $6.00 per share in cash, without interest, with the transaction to be effected through a tender offer. The expiration of the HSR waiting period satisfies one of the conditions to consummate the tender offer. Other offer conditions remain to be satisfied, including among others, a minimum tender of at least a majority of outstanding Dimension shares on a then fully diluted basis.

The tender offer is scheduled to expire at 12:00 midnight, Eastern time, on November 7, 2017 (one minute after 11:59 p.m., Eastern time, on November 6, 2017), unless it is extended pursuant to and in accordance with the terms of the merger agreement between Ultragenyx and Dimension. The complete Offer to Purchase related to the tender offer was filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 10, 2017 and can be viewed online at www.sec.gov.

About Ultragenyx Pharmaceutical Inc.

Ultragenyx is a biopharmaceutical company committed to bringing to market novel products for the treatment of rare and ultra-rare diseases, with a focus on serious, debilitating genetic diseases. The Company has rapidly built and advanced a diverse portfolio of product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which there are no approved therapies.

The Company is led by a management team experienced in the development and commercialization of rare disease therapeutics. Ultragenyx’s strategy is predicated upon time and cost-efficient drug development, with the goal of delivering safe and effective therapies to patients with the utmost urgency.

For more information on Ultragenyx, please visit the Company’s website at www.ultragenyx.com.

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ: DMTX) is a leader in discovering and developing new therapeutic products for people living with devastating rare and metabolic diseases associated with the liver, based on the most advanced mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency and GSDIa, and a collaboration with Bayer in hemophilia A. Dimension has initiated a phase 1/2 clinical trial with DTX301 for the treatment of OTC deficiency. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this communication, including statements of anticipated changes in the business environment in which Ultragenyx and Dimension operate and in Ultragenyx’s or Dimension’s future prospects or results, statements relating to Ultragenyx’s or Dimension’s intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future, or statements relating to the consummation of the transaction and the potential benefits of the transaction, are forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties that could cause clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, such as the regulatory approval process, the timing of regulatory filings and other matters that could affect sufficiency of existing cash, cash equivalents and short-term investments to fund operations and the availability or commercial potential of our drug candidates. There is no assurance that the transaction will be consummated, and it is important to note that actual results could differ materially from those projected in such forward-looking statements. Ultragenyx and Dimension undertake no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Ultragenyx and Dimension in general, see Ultragenyx’s Quarterly Report on Form 10-Q filed with the SEC on July 28, 2017, and Dimension’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2017, and their respective subsequent periodic reports filed with the SEC.

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Dimension. Ultragenyx has filed a tender offer statement on Schedule TO, including an Offer to Purchase, a Letter of Transmittal and related documents, with the SEC and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Dimension.

Dimension stockholders and other investors are urged to read the tender offer materials (including the Offer to Purchase, related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, in each case as may be amended from time to time, because they will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been sent to all stockholders of Dimension at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the Commission’s web site at www.sec.gov. Free copies of these materials and certain other offering documents will be made available by Ultragenyx upon request by mail to Ultragenyx Pharmaceutical Inc., 60 Leveroni Ct., Novato, CA 94949, attention: Investor Relations, by phone at (415) 483-8800, or directed to the information agent for the offer, D.F. King & Co., Inc.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Ultragenyx and Dimension file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Ultragenyx or Dimension at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ultragenyx’s and Dimension’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contacts for Ultragenyx:

Ryan Martins

415-483-8257

Danielle Keatley

415-475-6876

Contacts for Dimension Therapeutics:

Mary Thistle

Chief Operating Officer

Dimension Therapeutics

617-714-0659

mary.thistle@dimensiontx.com

Burns McClellan, on behalf of Dimension Therapeutics

Media: Justin Jackson

212-213-0006, ext. 327

jjackson@burnsmc.com